UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) February 11, 2016

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

NEWARK, N.Y. – February 11, 2016 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.5 million on revenue of $19.3 million for the quarter ended December 31, 2015 compared to operating income of $1.0 million on revenue of $19.9 million for the fourth quarter of 2014. For total-year 2015, Ultralife produced operating income of $3.3 million on revenue of $76.4 million compared to an operating loss of $1.4 million on revenue of $66.5 million for 2014.

“Fiscal 2015 was a strong year for Ultralife,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “We achieved our objective of producing profitable revenue growth by increasing revenue 15%, expanding gross margin 140 basis points to 30.5% and turning earnings per share to a positive $0.18 compared to a loss of $0.12 per share last year. Revenue growth was balanced between government/defense and commercial customers and included an increasing contribution from high value proposition new products. In addition, building on the operating leverage we began to realize in 2014, we generated operating income growth of $4.8 million on a $9.9 million increase in revenue, a 48% incremental return, while continuing to invest in new product development.”

Popielec added, “Our performance during the fourth quarter was solid as we ramped up production of new products, began to deliver shipments under the VIPER program and prepared to acquire Accutronics, a transaction we completed in January. We ended the year in a strong position to deliver profitable growth in 2016 through continued maturation of diverse market opportunities, ongoing new product development and disciplined adherence to our business model parameters.”

Revenue was $19.3 million compared to $19.9 million for the fourth quarter of 2014 with nearly all of the $0.7 million reduction due to lower Communications Systems sales. Battery & Energy Products sales were $16.6 million, $0.1 million lower than last year with increased sales to government/defense customers partially offsetting a decline in commercial sales reflecting large stock-in orders to some customers in the prior year. Communications Systems sales declined to $2.6 million from $3.2 million for the same period last year reflecting the fulfillment of a large order in the fourth quarter of 2014.

Gross profit declined to $5.6 million from $6.3 million for the fourth quarter a year ago. As a percentage of revenue, gross profit declined 290 basis points to 28.8% from 31.7% last year, primarily driven by a greater weighting of government/defense sales, costs in our Communications Systems’ segment associated with the ramp-up of some new products to large scale production, and incremental social pension costs related to increased employment levels in our China battery operation. Accordingly, Battery & Energy Products’ gross margin was 27.6% compared to 30.0% last year, a decrease of 240 basis points, and Communications Systems gross margin was 36.4% compared to 40.6% last year, a decrease of 420 basis points.

Operating expenses were $5.0 million compared to $5.3 million for the fourth quarter of 2014, reflecting higher new product development spending, a non-cash charge of $0.15 million to write down the value of a Communications Systems trademark, and expenses related to the acquisition of Accutronics, offset by continued control over discretionary spending. The trademark impairment charge is based on compliance with Generally Accepted Accounting Principles, taking into account time delays in the awarding by government/defense customers in recent years of certain large projects in our Communications Systems pipeline. As a percentage of revenue, operating expenses declined 40 basis points to 26.1% compared to 26.5% a year ago.

Operating income was $0.5 million compared to $1.0 million for the fourth quarter of 2014 reflecting lower gross profit partially offset by lower operating expenses. Operating margin was 2.7% compared to 5.2% for the year-earlier period.

Net income was $0.5 million, or $0.03 per share, compared to net income of $0.9 million, or $0.05 per share, for the fourth quarter of 2014. The after-tax impact of the non-cash trademark impairment charge on fourth quarter EPS was $.01.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01 Financial Statements, Pro Forma Financials and Exhibits

(a)        Exhibits

              99.1 Press Release of Ultralife Corporation dated February 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION

February 11, 2016	By:	/s/ Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.                                   Description

    99.1            Press Release of Ultralife Corporation dated February 11, 2016